Exhibit 3.143

CERTIFICATE OF FORMATION

OF

LXR MANAGEMENT LLC

This Certificate of Formation of LXR Management LLC (the “Company”), dated as of August 7, 2017, is being executed and filed by Abigail Hotchkin, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 8-101, et seq.).

FIRST. The name of the limited liability company formed herein is:

LXR MANAGEMENT LLC

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned has execrated this Certificate of Formation as of the date first above written,

/s/ Abigail Hotchkin
Name: Abigail Hotchkin
Title: Authorized Person